Exhibit 99.6

The Digital Infrastructure Authoritytm
UptimeInstitute.com

July 30, 2020

Dear Ladies and Gentleman:

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Chindata Group Holdings Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the industry report titled “Best-in-class data center provisioning”, (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary”, “Industry Overview” and “Business” sections; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, and (vi) in other publicity and marketing materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Sincerely,

/s/ Jodi G. Weissberg

Jodi G. Weissberg

Associate General Counsel

405 Lexington Avenue, 9th Floor, New York, NY 10174
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